Exhibit A

JOINT FILING AGREEMENT

THIS JOINT FILING AGREEMENT is entered into as of April 7, 2017, by and among the parties hereto. The undersigned hereby agree that the Statement on Schedule 13D with respect to the Common Stock, par value $0.001 per share, of Power Solutions International, Inc., a Delaware corporation, and any amendment thereafter signed by each of the undersigned shall be (unless otherwise determined by the undersigned) filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Weichai America Corp.

By:	/s/ Huisheng Liu
Name:	Huisheng Liu
Title:	Chairman

Weichai Power Co., Ltd.

By:	/s/ Sun Shaojun
Name:	Sun Shaojun
Title:	Executive President

Shandong Heavy Industry Group Co., Ltd.

By:	/s/ Jiang Kui
Name:	Jiang Kui
Title:	President